Exhibit 99.11

        Press Release 2012-1

Goldrich Signs Binding Letter of Intent for JV Agreement to Develop Chandalar Placer Deposits

Provides US$8.5 Million Funding

Spokane, WA – April 4, 2012 - Goldrich Mining Company (OTCBB - GRMC) (“Goldrich”) is pleased to report it has signed a binding Letter of Intent (“LOI”) to create a joint-venture company (“the JV”) with NyacAU, LLC. (“NyacAU”), an Alaskan private company, to bring Goldrich’s Chandalar placer gold properties in Alaska into production. Under the terms of the LOI, NyacAU will provide a funding package of loans and equity that, subject to the timing of production, are estimated to total approximately $8.5 million. The loans are to be repaid from future production.

As part of the agreement, Goldrich and NyacAU will form a 50:50 joint venture to operate the Chandalar placer mines, with NyacAU acting as managing partner. Once all loans have been repaid and working capital and budgeted reserves have been established, profits from the placer production will be paid out on a 50:50 basis to each of the JV partners. The agreement covers production from all placers on Goldrich’s Chandalar property including, but not limited to, Little Squaw Creek, Big Squaw Creek, Big Creek and Tobin Creek, as well as all future properties within two miles of these claims or within the creek drainages to their termination that come from the Chandalar claim block.

Bill Schara, CEO of the Company said, “This agreement allows us to monetize an idle secondary property, build a steady cash flow, and provide funding for our primary hard-rock exploration target at Chandalar. At current gold prices and production costs, the joint venture provides almost three times the standard ten to twelve percent royalty on gross revenue normally paid to owners of placer mines in Alaska. After spending almost a year interviewing and evaluating various major placer miners, we believe the managers of NyacAU are the partners of choice for their production ability, attention to the environment, and sincere concern for community matters. This agreement will enable us to start producing gold from our placer properties by mid-2013 and clearly represents a tremendous step forward for Goldrich and our loyal investors. I would like to thank NyacAU for their support and also to congratulate them for their recognition of the value and potential of the placer deposits we have uncovered at Chandalar.”

NyacAU’s funding includes an effectively non-interest bearing loan, to the JV, sufficient in amount to bring the placers at Chandalar into commercial production. This amount is currently estimated to total $7.2 million, subject to timing of production, consisting of approximately $3.6 million for start-up costs, $2.4 million for capital expenditures for mining equipment as well as $1.2 million for lease/purchase payments of mining equipment to Goldrich. The loan will earn interest at the applicable short-term federal rate, currently 0.25%, but is effectively a non-interest bearing loan as Goldrich will receive a special payment from the JV equal to the interest paid to NyacAU on this loan. NyacAU has also agreed to advance Goldrich $0.95 million at the greater of prime plus 2% or 10% interest for direct drilling costs with Blackrock Drilling, a drilling company in which the owners of NyacAU have a majority interest. The balance of the funding package, $0.35 million, is to be provided by an equity financing for the purchase of common stock from Goldrich. The price per share in the equity financing will be the 90-day weighted volume average price of Goldrich stock on the last business day proceeding the signing of the definitive documents for the JV agreement.

A summary of the financing package is as follows:

Estimated 2012 Start-up Costs	$3,600,000
Estimated Capital Expenditures	2,400,000
Estimated Lease/Purchase of Equipment from Goldrich	1,200,000
Loan from NyacAU to Joint Venture with Interest at 0.25%	7,200,000
Loan from NyacAU to GRMC with Interest at greater of prime plus 2% or 10%	950,000
To Be Paid Back From Production	8,150,000

Equity Financing - Purchase of Common Stock	350,000
Total	$8,500,000

The total amount financed by NyacAU will be affected by timing of payback from production. The JV will commence payments to NyacAU as soon as production begins. Subject to permitting, preparation for mining is expected to begin in June 2012. Production is anticipated to begin by June 2013, although it may begin as early as the summer of 2012. The operating season for placer mining in Alaska is generally mid-June through mid-September subject to weather. The JV anticipates eventual production of approximately 10,000 ounces of fine gold per season, but this could be significantly increased if a second wash plant is put into production. Goldrich has not defined a mineral reserve according to SEC Industry Guide 7 criteria. However, based on drilling of the placer to date and the anticipated production rate, Goldrich estimates the mine life will be approximately 25 years and believes this may also be significantly extended with additional drilling.

In addition to the funding noted above, NyacAU has the option to lend the JV $0.25 million to purchase a 2% royalty that is currently on all production from certain Goldrich mining claims. The loan would carry interest at the greater of prime plus 2% or 10% and would be repaid from Goldrich’s portion of production. Goldrich would also have the exclusive right to purchase back the royalty at any time. The royalty would be extinguished upon payback of the loan or purchase by Goldrich.

Goldrich’s primary asset is the hard-rock exploration target at Chandalar and the terms of the LOI ensure Goldrich will retain access to all of its properties for exploration purposes. The JV will lease the mining rights to placer gold on Goldrich’s Chandalar properties, but a formula is provided for Goldrich to purchase back these rights if the property is needed for hard-rock mining or to the extent hard-rock exploration significantly interferes with placer mining.

NyacAU, LLC is owned by the family of Dr. J. Michael James, which is also the owner of Nyac Gold LLC, one of the largest producers of placer gold in Alaska. Dr. James is a fourth-generation Alaskan whose family has roots in mining in the State going back to the early 1900’s. In addition to his mining interests, Dr. James is a respected physician and member of the business community in Anchorage. As part of his services as manager of NyacAU, Dr. James will be granted 300,000 five-year stock options at an exercise price of $0.20 per share from Goldrich’s employee stock incentive program.

According to the terms of the LOI,  “placer” means minerals that are river sands or gravels bearing gold or valuable detrital minerals hosted in soils, alluvium (deposited by water), eluvium (deposited by wind), colluvium (deposited by gravity), or talus, and up to six (6) feet into associated bedrock, and the term

“lode” means a mineral that occurs as veins, lodes, ledges, or other rock in place which contains base and precious metals, gems and semi-precious stones, and certain industrial minerals, including but not limited to gold, silver, cinnabar, lead, tin, copper, zinc, fluorite, barite, or other valuable deposits, and is not a deposit of placer, alluvial, eluvial, colluvial or aqueous origin.

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For additional information regarding Goldrich Mining Company or this news release, contact Mr. William Schara by e-mail at wschara@goldrichmining.com or by telephone at (509) 768-4468.

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Goldrich Mining Company is engaged in the business of the discovery and mining of gold deposits.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements concern our anticipated results and developments in the Company’s operations in future periods, planned exploration of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might”, “should” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

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risks related to our property being in the exploration stage;

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risks related our mineral operations being subject to government regulation;

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risks related to our ability to obtain additional capital to develop our resources, if any;

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risks related to mineral exploration activities;

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risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper;

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risks related to the competitive industry of mineral exploration;

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risks related to our title and rights in our mineral property;

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risks related the possible dilution of our common stock from additional financing activities; and

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risks related to our shares of common stock.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are discussed in the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

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